Exhibit 4.1

FORM OF WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Void after

December	, 2015

HYPERSPACE COMMUNICATION, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

For value received, this Warrant is issued to GTG PC Investments, LLC (together with its assigns, the “Holder”) by HyperSpace Communications, Inc., a Colorado corporation (the “Company”).

1.              Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the Holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company, up to shares, fully paid and nonassessable, of the Company’s common stock.

2.              Exercise Price. The exercise price for each share of common stock shall be $5.50. Such price shall be subject to adjustment pursuant to Section 8 hereof (such price, as adjusted from time to time, is herein referred to as the “Exercise Price”).

3.              Exercise Period. This Warrant shall be exercisable at any time after its issuance and on or before December , 2015; provided, however, that in the event of (a) the closing of the issuance and sale of shares of Common Stock of the Company in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (b) the sale of all or substantially all the assets of the Company, or (c) the closing of the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company prior to such transaction own, directly or indirectly, less than a majority of the voting power of the surviving entity, this Warrant shall, on the date of such event, no longer be exercisable and become null and void. In the event of a proposed transaction of the kind described above, the Company shall notify the holder of the Warrant at least fifteen (15) days prior to the consummation of such event or transaction. Notwithstanding the above, this Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 5 hereof, without any further action on behalf of the Holder, immediately prior to the time this Warrant would otherwise terminate.

4.              Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i)       the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto as Attachment 1 (the “Notice of Exercise”) and the Certificate of Accredited Investor, to the Secretary of the Company at its principal offices; and

(ii)      the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased (by cash, check, wire transfer or cancellation of indebtedness).

5.        Net Exercise.(a) In lieu of cash exercising this Warrant, the holder of this Warrant may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of shares of common stock computed using the following formula:

Y (A - B)
X =	A

Where

X =	The number of shares of common stock to be issued to the holder of this Warrant.
Y =	The number of shares of common stock purchasable under this Warrant.
A =	The fair market value of one share of the Company’s common stock on the date the net issuance election is made.
B =	The Exercise Price (as adjusted to the date of such net exercise).

For purposes of this Section 5, the fair market value of one share of common stock as of a particular date shall be determined as follows: (i) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the fifteen (15) trading day period ending three (3) days prior to the net exercise election; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading day period ending three (3) days prior to the net exercise; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

6.        Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter, and in any event within twenty (20) business days of the delivery of the Notice of Exercise.

7.        Issuance of Shares. The Company covenants that the common stock, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its stock to provide for the exercise of the rights represented by this Warrant. In the event that there are an insufficient number of shares of common stock reserved for issuance pursuant to the exercise of this Warrant, the Company will take appropriate action to authorize an increase in the capital stock to allow for such issuance or similar issuance acceptable to the holder of this Warrant.

8.        Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)    Except as hereinafter provided, in the event the Company shall, at any time or from time to time after the date hereof, sell any shares of Common Stock for a consideration per share less than the last sale price of the Common Stock as reported on the American Stock Exchange, the closing bid price of the Common Stock if traded on the OTC Electronic Bulletin Board or NASDAQ Small Cap Market or the last sales price, if listed on NASDAQ National Market or a national exchange, in either case, on the trading date next preceding such sale (the "Market Price"), or issue any shares of Common Stock as a stock dividend to the holders of Common Stock, or subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such sale, issuance, subdivision or combination being herein called a "Change of Shares"), then, and thereafter immediately before the date of such sale or the record date for each Change of Shares, the Exercise Price for the shares of Common Stock issuable upon exercise of the Warrants (whether or not the same shall be issued and outstanding) in effect immediately prior to such Change of Shares shall be changed to a price (including any applicable fraction of a cent to the nearest cent) determined by dividing (1) the product of, (a) the Exercise Price in effect immediately before such Change of Shares, and (b) the sum of (i) the total number of shares of Common Stock outstanding immediately prior to such Change of Shares, and (ii) the number of shares determined by dividing, (A) the aggregate consideration, if any, received by the Company upon such sale, issuance, subdivision or combination, by (B) the Market Price; by (2) the total number of shares of Common Stock outstanding immediately after such Change of Shares, however, that in no event shall the Exercise Price be adjusted pursuant to this computation to an amount in excess of the Exercise Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Common Stock, as provided by Section 8(h) hereof.

(b)   For the purposes of any adjustment to be made in accordance with this Section 8 the following provisions shall be applicable:

(i)     In case of the issuance or sale of shares of Common Stock (or of other securities deemed hereunder to involve the issuance or sale of shares of Common Stock) for a consideration part or all of which shall be cash, the amount of the cash portion of the consideration therefor deemed to have been received by the Company shall be (1) the subscription price (before deducting any commissions or any expenses incurred in connection therewith), if shares of Common Stock are offered by the Company for subscription, or (2) the public offering price (before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith), if such securities are sold to underwriters or dealers for public offering without a subscription offering, or (3) the gross amount of cash actually received by the Company for such securities, in any other case.

(ii)    In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company, and otherwise than on the exercise of options, rights or warrants or the conversion or exchange of convertible or exchangeable securities) of shares of Common Stock (or of other securities deemed hereunder to involve the issuance or sale of shares of Common Stock) for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash deemed to have been received by the Company shall be the value of such consideration as determined in good faith by the Board of Directors of the Company.

(iii)   Shares of Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

(iv)  The reclassification of securities of the Company other than shares of Common Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in subsection 8(b)(ii) of this Section 8.

(v)   The number of shares of Common Stock at any one time outstanding shall be deemed to include the aggregate maximum number of shares issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights or warrants and upon the conversion or exchange of convertible or exchangeable securities.

(iv)  Upon each adjustment of the Exercise Price pursuant to this Section 8, the number of shares of Common Stock purchasable upon the exercise of each Warrant shall be the number derived by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment by the

Exercise Price in effect prior to such adjustment and dividing the product so obtained by the applicable adjusted Exercise Price.

(c)    In case the Company shall at any time after the date hereof issue options, rights or warrants to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share (determined as provided in this Section 8 and as provided below) less than the Market Price, (including the issuance of any such securities without consideration such as by way of dividend or other distribution), the Exercise Price for the Warrants (whether or not the same shall be issued and outstanding) in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making the computation in accordance with the provisions of this Section 8, provided that:

(i)     The aggregate maximum number of shares of Common Stock issuable or that may become issuable under such options, rights or warrants (assuming exercise in full even if not then currently exercisable or currently exercisable in full) shall be deemed to be issued and outstanding at the time such options, rights or warrants were issued, for a consideration equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance, plus the consideration, if any, received by the Company for such options, rights or warrants; provided, however, that upon the expiration or other termination of such options, rights or warrants, if any thereof shall not have been exercised, the number of shares of Common Stock deemed to be issued and outstanding pursuant to this subsection 8(c)(i) (and for the purposes of subsection 8(b)(v)) shall be reduced by the number of shares as to which options, warrants and/or rights shall have expired, and such number of shares shall no longer be deemed to be issued and outstanding, and the Exercise Price then in effect shall forthwith be readjusted and thereafter be the price that it would have been had adjustment been made on the basis of the issuance only of the shares actually issued plus the shares remaining issuable upon the exercise of those options, rights or warrants as to which the exercise rights shall not have expired or terminated unexercised.

(ii)    The aggregate maximum number of shares of Common Stock issuable or that may become issuable upon conversion or exchange of any convertible or exchangeable securities (assuming conversion or exchange in full even if not then currently convertible or exchangeable in full) shall be deemed to be issued and outstanding at the time of issuance of such securities, for a consideration equal to the consideration received by the Company for such securities, plus the minimum consideration, if any, receivable by the Company upon the conversion or exchange thereof; provided, however, that upon the expiration or other termination of the right to convert or exchange such convertible or exchangeable securities (whether by reason of redemption or otherwise), the number of shares of Common Stock deemed to be issued and outstanding pursuant to this subsection 8(c)(ii) (and for the purposes of subsection 8(b)(v)) shall be reduced by the number of shares as to which the conversion or exchange rights shall have expired or terminated unexercised, and such number of shares shall no longer be deemed to be issued and outstanding, and the Exercise Price then in effect shall forthwith be readjusted and thereafter be the price that it would have been had an adjustment been made on the basis of the issuance only of the shares actually issued plus the shares remaining issuable upon conversion or exchange of those convertible or exchangeable securities as to which the conversion or exchange rights shall not have expired or terminated unexercised.

(iii)   If any change shall occur in the exercise price per share provided for in any of the options, rights or warrants referred to in subsection (i) of this section 8(c), or in the price per share or ratio at which the securities referred to in subsection (ii) of this Section 8(c) are convertible or exchangeable and if a change in the Exercise Price has not occurred by reason of the event giving rise to the change in the price per share of such other options, rights, warrants or convertible or exchangeable securities, such options, rights or warrants or conversion or exchange rights, as the case may be, to the extent not theretofore exercised, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities.

(d)   In case of any reclassification or change of outstanding shares of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification or change of the then outstanding shares of Common Stock or other capital stock issuable upon exercise of the Warrants) or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, then, as a condition of such reclassification, change, consolidation, merger, sale or conveyance, the Company, or such successor or purchasing corporation, as the case may be, shall make lawful and adequate provision whereby the Holder of the Warrant then outstanding shall have the right thereafter to receive on exercise of such Warrant the kind and amount of securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of securities issuable upon exercise of such Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and the Company shall forthwith deliver to the Holder a statement signed by its Chairman of the Board or President evidencing such provision. Such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 8(a) and (b). The above provisions of this Section 8(d) shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

(e)    After each adjustment of the Exercise Price pursuant to this Section 8, the Company will promptly prepare and deliver to Holder a certificate signed by the Chairman of the Board or President of the Company setting forth: (i) the Exercise Price as so adjusted, (ii) the number of shares of Common Stock purchasable upon exercise of the Warrant, after such adjustment, and (iii) a brief statement of the facts accounting for such adjustment. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof or the Holder’s rights to an adjustment.

(f)    No adjustment of the Exercise Price shall be made as a result of or in connection with (A) the issuance or sale of the securities pursuant to a bona fide public offering, (B) the issuance or sale of shares of Common Stock pursuant to options, warrants, stock purchase agreements and convertible or exchangeable securities outstanding or in effect on the date hereof, or (C) the issuance or sale of shares of Common Stock if the amount of said adjustment shall be less than $.02 for one share of Common Stock, provided, however, that in such case, any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment that shall amount, together with any adjustment so carried forward, to at least $.02 for one share of Common Stock.

(h)   Subdivision and Combination. In case the Company shall at any time issue any shares of Common Stock in connection with a stock dividend in shares of Common Stock or subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of a stock dividend or a subdivision or increased in the case of a combination.

9.        No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

10.      No Shareholder Rights. Other than as set forth herein, prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a share holder with respect to the common stock, including (without limitation) the right to vote such common stock, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and such Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

11.      Notice of Extraordinary Corporate Transactions. Notwithstanding Section 10, Not later than twenty (20) days prior to the date that the Company (a) sets a record date for holders of its Common Stock to vote on a merger, consolidation, business combination or other extraordinary corporate transaction, or, if earlier, a record date to surrender certificates of Common Stock for exchange or payment in connection with a merger, consolidation, business combination or other extraordinary transaction or (b) a record date for payment of dividends on its Common

Stock, the Company shall mail a notice to Holder of such vote or setting of such record date in order to provide the Holder with reasonable opportunity to exercise this Warrant prior to such date.

12.      Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

13.      No Impairment. The Company will not, by amendment of its Articles of Incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the registered holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares upon exercise of the Warrant.

14.      Mutilated or Missing Warrant Certificates. If any mutilated Warrant is surrendered to the Company, or the Company receives evidence to its reasonable satisfaction of the destruction, loss or theft of any Warrant, the Company shall issue, without charge, a replacement Warrant. If required by the Company, an indemnity must be supplied by the holder of such Warrant that is sufficient in the reasonable judgment of the Company to protect the Company from any loss that it may suffer if a Warrant is replaced.

15.      Warrants Transferable. Subject to applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder transferring such Warrant, at the office or agency of the Company referred to in paragraph 1 by such Holder in person or by duly authorized attorney, upon surrender of this Warrant, properly endorsed.

16.      Restrictions. The holder hereof acknowledges that the common stock acquired upon the exercise of this Warrant may have restrictions upon its resale imposed by state and federal securities laws.

17.      Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

18.      Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holder.

19.      Governing Law. This Warrant and the rights and obligations of the Company, the Holder, or any subsequent holder of this Warrant shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the state of Colorado, without regard to conflicts of law principles. No party hereto, holder hereof, or beneficiary hereunder shall commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Warrant other than in the state or federal courts located in the city and county of Denver, Colorado. The Company, the Holder, and each subsequent holder of this Warrant irrevocably consents to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding or claim arising under or by reason of this Warrant.

[SIGNATURE PAGE FOLLOWS]

COMPANY:

HYPERSPACE COMMUNICATIONS, INC.

(signature)

(print name)

(title)

ATTACHMENT 1

NOTICE OF EXERCISE

Attention: HyperSpace Secretary

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the attached Warrant for, and to purchase thereunder, the securities of the Company, as provided for therein, by (check applicable subsection):

____ a.	tendering payment of the Exercise Price per share required under such Warrant for ______________ shares; OR
____ b.	invoking the net exercise provisions of Section 5 of such Warrant to purchase such shares.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for the undersigned’s own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

WARRANT HOLDER:

(name of individual or entity warrant holder)

(signature)

(print name, if signing for entity)
Date:

Name in which shares should be registered:

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CERTIFICATE OF ACCREDITED INVESTOR

1.        The Holder understands and agrees that neither the Warrant, nor the common stock underlying the Warrant (collectively, the “Securities”), have or will be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and the Securities are being offered and sold by the Company to the Holder in reliance upon an exemption from registration provided by Section 4(2) of, or Regulation D promulgated under, the Securities Act. Capitalized terms not defined herein shall have the meanings ascribed in the Warrant.

2.        The Holder understands that the Securities must be held by the Holder indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration. The Holder possesses the financial resources to bear the risk of economic loss with respect to the purchase of the Securities.

3.        The Holder is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act). The Company has made available to the Holder or its representatives all agreements, documents, records and books that the Holder has requested relating to an investment in the Securities to be acquired by the Holder hereunder. The Holder has had an opportunity to ask questions of, and receive answers from, a person or persons acting on behalf of the Company, concerning the terms and conditions of this investment, and answers have been provided to all of such questions to the full satisfaction of the Holder. The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment.

4.        The Holder acknowledges that the representations and warranties and agreements contained in this Certificate are made by him, her or it with the intent that they may be relied upon by the Company in determining his, her or its eligibility to purchase Securities. The Holder agrees that by accepting Securities he, she or it is representing and warranting that the representations and warranties above are true as of the date upon which the Warrant is exercised and that they shall survive the purchase of the Securities and shall continue in full force and effect notwithstanding any subsequent disposition by it of such Securities.

HOLDER:

Date:

(print name of individual or entity Holder)

(signature)

(print name, if signing for entity)

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